Exhibit 99.1

Energy Fuels Re-Extends Expiry Date of Certain Outstanding Warrants

LAKEWOOD, CO, May 13, 2016 /CNW/ - Energy Fuels Inc. (NYSE MKT:UUUU; TSX:EFR) ("Energy Fuels" or the "Company") announces that it intends to re-extend the expiry dates of two different series of previously issued and extended common share purchase warrants, in each case by one year.

The warrants which the Company proposes to re-extend are as follows:

(a)	An aggregate of 351,020 warrants (the "2012 Warrants") issued on June 21, 2012 as part of a private placement, having an original expiry date of June 22, 2015, and a first extension expiry date of June 22, 2016. Each 2012 Warrant entitles the holder to purchase one common share of the Company at a price of Cdn$13.25 per share; and

(b)	An aggregate of 456,948 warrants (the "2013 Warrants") issued on June 13, 2013 as part of a private placement, having an original expiry date of June 15, 2015, and a first extension expiry date of June 15, 2016. Each 2013 Warrant entitles the holder to purchase one common share of the Company at a price of Cdn$9.50 per share.

The Company has applied to the Toronto Stock Exchange (the "TSX") to re-extend the expiry date of the 2012 Warrants to June 22, 2017, provided that in the event that the trading price of the Company's common shares on the TSX shall exceed Cdn$19.875 (being 150% of the exercise price of the 2012 Warrants) for any period of twenty consecutive trading days (a "Selected Period"), the Company would have the right (but not the obligation) to accelerate the expiry date of the 2012 Warrants to a date which is not less than 30 days after the date on which the Company gives notice of such accelerated expiry date to the holders of the 2012 Warrants.

Additionally, the Company has applied to the TSX to re-extend the expiry date of the 2013 Warrants to June 15, 2017, provided that in the event that the trading price of the Company's common shares on the TSX shall exceed Cdn$13.50 (being 150% of the exercise price of the 2013 Warrants) for a Selected Period, the Company would have the right (but not the obligation) to accelerate the expiry date of the 2013 Warrants to a date which is not less than 30 days after the date on which the Company gives notice of such accelerated expiry date to the holders of the 2013 Warrants.

To the extent that 2012 Warrants or 2013 Warrants were held by insiders of the Company, such Warrants were excluded from the first extension and have expired on their original expiry date.

The re-extension of the expiry dates of the 2012 Warrants and the 2013 Warrants is subject to TSX approval. The effective date of the amendment will be on or after May 30, 2016.

About Energy Fuels:  Energy Fuels is a leading integrated US-based uranium mining company, supplying U3O8 to major nuclear utilities. Energy Fuels operates two of America's key uranium production centers, the White Mesa Mill in Utah and the Nichols Ranch Processing Facility in Wyoming.  The White Mesa Mill is the only conventional uranium mill operating in the U.S. today and has a licensed capacity of over 8 million pounds of U3O8 per year. The Nichols Ranch Processing Facility, acquired in the Company's acquisition of Uranerz Energy Corporation, is an in situ recovery ("ISR") production center with a licensed capacity of 2 million pounds of U3O8 per year. Energy Fuels also has the largest NI 43-101 compliant uranium resource portfolio in the U.S. among producers, and uranium mining projects located in a number of Western U.S. states, including one producing ISR project, mines on standby, and mineral properties in various stages of permitting and development.  The Company's common shares are listed on the NYSE MKT under the trading symbol "UUUU", and on the Toronto Stock Exchange under the trading symbol "EFR".

Cautionary Note Regarding Forward-Looking Statements:  Certain information contained in this news release, including any information relating to TSX approval regarding extension of the expiry dates of the 2012 and 2013 warrants, and any other statements regarding Energy Fuels' management, future expectations, beliefs, goals or prospects; constitute forward-looking information within the meaning of applicable securities legislation (collectively, "forward-looking statements"). All statements in this news release that are not statements of historical fact (including statements containing the words "expects", "does not expect", "plans", "anticipates", "does not anticipate", "believes", "intends", "estimates", "projects", "potential", "scheduled", "forecast", "budget" and similar expressions) should be considered forward-looking statements. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond Energy Fuels' ability to control or predict. A number of important factors could cause actual results or events to differ materially from those indicated or implied by such forward-looking statements, including without limitation factors relating to TSX approval regarding extension of the expiry dates of the 2012 and 2013 warrants, and other risk factors as described in Energy Fuels' most recent annual report on Form 10-K and quarterly financial reports.  Energy Fuels assumes no obligation to update the information in this communication, except as otherwise required by law. Additional information identifying risks and uncertainties is contained in Energy Fuels' filings with the various securities commissions which are available online at www.sec.gov and www.sedar.com. Forward-looking statements are provided for the purpose of providing information about the current expectations, beliefs and plans of the management of Energy Fuels relating to the future.  Readers are cautioned that such statements may not be appropriate for other purposes. Readers are also cautioned not to place undue reliance on these forward-looking statements, that speak only as of the date hereof.

SOURCE Energy Fuels Inc.

%CIK: 0001385849

For further information: Investor Relations Inquiries: Energy Fuels Inc., Curtis Moore - VP - Marketing & Corporate Development, (303) 974-2140 or Toll free: (888) 864-2125, investorinfo@energyfuels.com, www.energyfuels.com

CO: Energy Fuels Inc.

CNW 16:25e 13-MAY-16